Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4110	July 30, 2015
No. 1370

Coherent, Inc. Reports Third Fiscal Quarter Results

SANTA CLARA, CA, July 30, 2015 -- Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its third fiscal quarter ended July 4, 2015.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	July 4, 2015	April 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
GAAP Results
(in millions except per share data)
Bookings	$176.7	$220.6	$244.5	$559.7	$707.8
Net sales	$188.5	$203.7	$196.5	$592.8	$589.3
Net income	$13.3	$18.4	$13.0	$49.1	$40.0
Diluted EPS	$0.53	$0.74	$0.52	$1.96	$1.60

Non-GAAP Results
(in millions except per share data)
Net income	$20.6	$23.4	$18.2	$65.9	$55.7
Diluted EPS	$0.82	$0.94	$0.73	$2.63	$2.23

THIRD FISCAL QUARTER DETAILS

For the third fiscal quarter ended July 4, 2015, Coherent announced net sales of $188.5 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $13.3 million or $0.53 per diluted share. These results compare to net sales of $196.5 million and net income of $13.0 million, or $0.52 per diluted share, for the third quarter of fiscal 2014.

Non-GAAP net income for the third quarter of fiscal 2015 was $20.6 million, or $0.82 per diluted share. Non-GAAP net income for the third quarter of fiscal 2014 was $18.2 million, or $0.73 per diluted share. Reconciliations of GAAP to non-GAAP financial measures for the three months ended July 4, 2015, April 4, 2015 and June 28, 2014 appear in the financial statements portion of this release under the heading “Reconciliation of GAAP to Non-GAAP net income."

Net sales for the second quarter of fiscal 2015 were $203.7 million and net income, on a GAAP basis, was $18.4 million, or $0.74 per diluted share. Non-GAAP net income for the second quarter of fiscal 2015 was $23.4 million, or $0.94 per diluted share.

Exhibit 99.1

Bookings received during the third fiscal quarter ended July 4, 2015 were $176.7 million. This result compares to bookings of $244.5 million in the same prior year period and $220.6 million in the immediately preceding quarter.

The book-to-bill ratio was 0.94, and ending backlog expected to ship in the next 12 months was $305.2 million at July 4, 2015, compared to a backlog of $315.3 million at April 4, 2015 and a backlog of $344.3 million at June 28, 2014.

"We had a number of significant events during our third fiscal quarter. As previously discussed, we were prepared to make an expedited shipment of our third Triple Vyper™/Linebeam 1500 system in the third fiscal quarter when the customer requested that we revert to the original ship date in September 2015. This does not change our overall outlook for the flat panel display market and we continue to project meaningful systems orders in this market during the current and next fiscal quarters. The revenue and profit shifts were partially offset by a healthy sequential expansion in our gross profit percentage, which was largely attributable to a favorable mix and lower warranty costs,” said John Ambroseo, Coherent’s President and Chief Executive Officer. “We have been investing in a number of new product platforms over the past few years and we introduced several of them at Lasers Munich in June 2015.  Our second-generation fiber laser platform delivers power scalability and modularity for metal cutting and joining applications.  The Monaco™ is a next generation short-pulse industrial laser suitable for many uses including medical therapeutics and medical device manufacturing.  Our third major product release was a 5-micron version of our Diamond™ Series platform.  Based upon carbon monoxide (CO) gas, this device should play a key role in next generation via drilling and thin film/glass cutting,” Ambroseo added.

The Company also announced that it recently completed two targeted acquisitions. First, it purchased the assets of Raydiance, Inc. a private company which specialized in short-pulse laser processing. Raydiance had an installed base of over 100 tools for automotive fuel injector nozzle drilling and medical device manufacturing. Coherent will offer existing and new solutions for these markets as well as provide paid service and parts for the installed base. Coherent also intends to leverage the Raydiance technology to develop new applications for lasers and tools in consumer electronics manufacturing. Second, the Company acquired the Tinsley Optics business from L-3 Communications Corporation, which had been supplying the very large form factor optics for the Company’s Linebeam 1500 excimer laser annealing system. This enables Coherent to mitigate supply risks and better manage costs for its highest performance FPD tools. Both transactions were cash-based. Coherent expects that the two acquisitions will contribute combined annual revenues of $14-20 million and to be accretive by the fourth fiscal quarter of fiscal 2016.

Coherent ended the quarter with cash, cash equivalents and short term investments of $336.8 million, a decrease of $7.7 million from cash, cash equivalents and short term investments of $344.4 million at April 4, 2015.

On January 21, 2015, the Board of Directors authorized a stock repurchase program to repurchase up to $25.0 million of the Company's outstanding common stock through January 31, 2016. No repurchases have been made under this program to date.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company's website at http://www.coherent.com/Investors/. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on the Company's website. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

Exhibit 99.1

	Three Months Ended			Nine Months Ended
	July 4, 2015	April 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014

Net Sales	$188,502	$203,721	$196,517	$592,838	$589,295
Cost of sales(A)(B)(E)	109,720	120,417	122,256	348,433	356,823
Gross profit	78,782	83,304	74,261	244,405	232,472
Operating expenses:
Research & development(A)(B)	21,270	21,024	19,046	61,467	60,396
Selling, general & administrative(A)(B)	36,154	39,482	37,226	113,777	116,413
Impairment of investment(C)	2,017	—	—	2,017	—
Amortization of intangible assets(D)	647	666	841	2,009	2,691
Total operating expenses	60,088	61,172	57,113	179,270	179,500
Income from operations	18,694	22,132	17,148	65,135	52,972
Other income (expense), net(B)	(608)	1,990	(223)	697	597
Income before income taxes	18,086	24,122	16,925	65,832	53,569
Provision for income taxes(F)	4,822	5,709	3,926	16,725	13,560
Net income	$13,264	$18,413	$12,999	$49,107	$40,009

Net income per share:
Basic	$0.54	$0.75	$0.52	$1.98	$1.62
Diluted	$0.53	$0.74	$0.52	$1.96	$1.60

Shares used in computations:
Basic	24,737	24,709	24,837	24,794	24,720
Diluted	24,972	24,891	25,115	25,018	25,025

(A)	Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense	Three Months Ended			Nine Months Ended
	July 4, 2015	April 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Cost of sales	$664	$676	$611	$1,937	$1,797
Research & development	529	556	504	1,415	1,526
Selling, general & administrative	3,372	3,550	3,552	10,385	10,884
Impact on income from operations	$4,565	$4,782	$4,667	$13,737	$14,207

For the quarters ended July 4, 2015, April 4, 2015 and June 28, 2014, the impact on net income, net of tax was $3,293 ($0.13 per diluted share), $3,479 ($0.14 per diluted share) and $3,397 ($0.14 per diluted share), respectively. For the nine months ended July 4, 2015 and June 28, 2014, the impact on net income, net of tax was $10,732 ($0.43 per diluted share) and $10,272 ($0.41 per diluted share), respectively.

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net. Deferred compensation expense included in operating results is summarized below:

Exhibit 99.1

Deferred compensation expense	Three Months Ended			Nine Months Ended
	July 4, 2015	April 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Cost of sales	$8	$21	$22	$43	$119
Research & development	24	77	77	184	496
Selling, general & administrative	174	598	351	1,200	2,920
Impact on income from operations	$206	$696	$450	$1,427	$3,535

For the quarters ended July 4, 2015, April 4, 2015 and June 28, 2014, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $200, $724 and $406, respectively. For the nine months ended July 4, 2015 and June 28, 2014, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $1,373 and $3,672, respectively.

(C)	For the quarter ended July 4, 2015, the impairment of our investment in SiOnyx, Inc., a private corporation, was $2,017 ($1,274 net of tax ($0.05 per diluted share)).

(D)
For the quarters ended July 4, 2015, April 4, 2015 and June 28, 2014, the impact of amortization of intangibles expense was $1,960 ($1,432 net of tax ($0.06 per diluted share)), $2,036 ($1,540 net of tax ($0.06 per diluted share)) and $2,402 ($1,832 net of tax ($0.07 per diluted share)), respectively. For the nine months ended July 4, 2015 and June 28, 2014, the impact of amortization of intangibles expense was $6,176 ($4,579 net of tax ($0.18 per diluted share)) and $7,281 ($5,418 net of tax ($0.22 per diluted share)), respectively.

(E)	For the quarter ended July 4, 2015, the impact of an accrual related to an ongoing customs audit was $1,315 ($1,289 net of tax ($0.05 per diluted share)).

(F)	The nine months ended July 4, 2015 included $1,118 ($0.04 per diluted share) non-recurring tax benefit from the renewal of the R&D tax credit for fiscal 2014.

Exhibit 99.1

Summarized balance sheet information is as follows (unaudited, in thousands):

	July 4, 2015	September 27, 2014
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$336,766	$318,275
Accounts receivable, net	144,688	137,324
Inventories	157,778	170,483
Prepaid expenses and other assets	71,707	54,973
Total current assets	710,939	681,055
Property and equipment, net	98,996	107,424
Other assets	187,157	210,896
Total assets	$997,092	$999,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,196	$32,784
Other current liabilities	97,587	84,535
Total current liabilities	129,783	117,319
Other long-term liabilities	53,345	62,407
Total stockholders’ equity	813,964	819,649
Total liabilities and stockholders’ equity	$997,092	$999,375

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands (other than per share data), net of tax):

	Three Months Ended			Nine Months Ended
	July 4, 2015	April 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
GAAP net income	$13,264	$18,413	$12,999	$49,107	$40,009
Stock-related compensation expense	3,293	3,479	3,397	10,732	10,272
Amortization of intangible assets	1,432	1,540	1,832	4,579	5,418
Customs audit	1,289	—	—	1,289	—
Non-recurring tax benefit	—	—	—	(1,118)	—
Impairment of investment	1,274	—	—	1,274	—
Non-GAAP net income	$20,552	$23,432	$18,228	$65,863	$55,699
Non-GAAP net income per diluted share	$0.82	$0.94	$0.73	$2.63	$2.23

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to the Company’s timing of the shipment of its Linebeam 1500 product, the resulting revenue and profit related thereto, outlook for our flat panel display market products, timing for orders, the Company’s opportunities for its products, including its Diamond Series platform, the revenue contribution, if any, from the Company’s recent Raydiance and Tinsley Optics acquisitions and the timing of and achievement of either or both acquisitions becoming accretive. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, growth in demand for our products, the worldwide demand for flat panel displays, the demand for and use of the Company’s products in commercial applications, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions, our customers’ ability to cancel long-term purchase orders, the ability of our customers to forecast their own end markets, our ability to successfully integrate the Raydiance and Tinsley Optics acquisitions, our ability to accurately forecast

Exhibit 99.1

future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, worldwide government economic policies and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4110. For more information about Coherent, visit the Company's Web site at www.coherent.com/ for product and financial updates.
5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000